EXHIBIT 99.1

News Release
ExxonMobil Media Relations:	Exxon Mobil Corporation
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FOR IMMEDIATE RELEASE
TUESDAY, MARCH 1, 2022

ExxonMobil to Discontinue Operations at Sakhalin-1, Make No New Investments in Russia

IRVING, Texas – ExxonMobil today issued the following statement regarding the situation in Ukraine.

ExxonMobil supports the people of Ukraine as they seek to defend their freedom and determine their own future as a nation. We deplore Russia’s military action that violates the territorial integrity of Ukraine and endangers its people.

We are deeply saddened by the loss of innocent lives and support the strong international response. We are fully complying with all sanctions.

ExxonMobil operates the Sakhalin-1 project on behalf of an international consortium of Japanese, Indian and Russian companies. In response to recent events, we are beginning the process to discontinue operations and developing steps to exit the Sakhalin-1 venture.

As operator of Sakhalin-1, we have an obligation to ensure the safety of people, protection of the environment and integrity of operations. Our role as operator goes beyond an equity investment. The process to discontinue operations will need to be carefully managed and closely coordinated with the co-venturers in order to ensure it is executed safely.

Given the current situation, ExxonMobil will not invest in new developments in Russia.

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